COLUMBIA PROPERTY TRUST, INC.

FOURTH ARTICLES OF AMENDMENT

Columbia Property Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Second Articles of Amendment and Restatement, as amended and supplemented, of the Corporation (the “Charter”) are hereby amended to reduce the total number of authorized shares of Capital Stock (“Capital Stock”), consisting of 900,000,000 shares of common stock, $0.01 par value per share (“Common Stock”), and 100,000,000 shares of preferred stock, $0.01 par value per share, from 1,000,000,000 shares of Capital Stock to 325,000,000 shares of Capital Stock and the total number of authorized shares of Common Stock from 900,000,000 shares to 225,000,000 shares.

SECOND: The Charter is hereby amended such that the first two sentences of Section 5.1 of Article V shall hereafter read in their entirety as follows:

The Corporation has authority to issue 325,000,000 shares of Capital Stock, consisting of 225,000,000 shares of common stock, $0.01 par value per share (“Common Stock”), and 100,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of Capital Stock having par value is $3,250,000.
THIRD: The amendment to the Charter as set forth above has been approved by a majority of the entire Board of Directors and the amendment is limited to a change expressly authorized by Section 2-105(a)(13) of the Maryland General Corporation Law to be made without action by the stockholders.

FOURTH: The undersigned Executive Vice President and Chief Financial Officer acknowledges these Fourth Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Executive Vice President and Chief Financial Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused the foregoing amendment of its charter to be signed in the name and on its behalf by its Executive Vice President and Chief Financial Officer and attested to by its Director - Legal Compliance and Transactions and Corporate Secretary on this 1st day of July, 2014.

COLUMBIA PROPERTY TRUST, INC.

By:	/s/ JAMES A. FLEMING
James A. Fleming
Executive Vice President and Chief Financial Officer

ATTEST:

	By:	/s/ DEBBIE NEWMARK
Debbie Newmark
Director - Legal Compliance and Transactions and Corporate Secretary